Exhibit 99.2

Kona Grill Announces Strategic Leadership Changes

- Marcus Jundt and Steven Schussler appointed as Co-Chief Executive Officers

SCOTTSDALE, AZ – November 8, 2018 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that its Board of Directors appointed Marcus Jundt and Steven Schussler as Co-Chief Executive Officers of the Company.

Marcus Jundt is one of the founders of the Kona Grill concept and previously served as the Company’s CEO from 2006 to 2009. Steven Schussler is the founder of several successful concepts, among the most noticeable are Rainforest Café, T-Rex Cafe, Yak & Yeti, The Boathouse, and others. Both Messrs. Jundt and Schussler are currently directors of the Company.

“The Board of Directors believes that the combined leadership and experience of Marcus and Steve will revitalize the Kona Grill brand as we focus on what has made this brand successful over the years,” said Berke Bakay, the Company’s Executive Chairman of the Board.

“We thank Jim Kuhn for his time with the Company and wish him well in his future endeavors,” Bakay concluded.

“I thoroughly enjoyed my time at Kona Grill working with the team and wish the Company all the best in the future,” said Jim Kuhn.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 44 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 22 states and Puerto Rico. Additionally, Kona Grill has two restaurants that operate under a franchise agreement in Dubai, United Arab Emirates, and Vaughan, Canada. For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com

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